EXHIBIT 4.1
EXECUTION VERSION

$340,000,000 Additional Facility AL2 Accession Agreement

To:	The Bank of Nova Scotia as Facility Agent (the Facility Agent) and The Bank of Nova Scotia as Security Agent (the Security Agent)

From:	UPCB Finance IV Limited (the Additional Facility AL2 Lender)

Date:	20 May 2015
UPC Broadband Holding B.V. (formerly known as UPC Distribution Holding B.V.)—Term Credit Agreement dated 16 January 2004 as amended from time to time (the Credit Agreement)

1.	In this Agreement:
Additional Facility AL Accession Agreement means the $800,000,000 additional facility accession agreement dated 15 April 2015 between UPC Financing as the Borrower, UPCB Finance IV Limited as the Additional Facility AL Lender and The Bank of Nova Scotia, as the Facility Agent and Security Agent.
Additional Notes means the $340,000,000 aggregate principal amount of 5⅜% senior secured notes due 2025 and issued on or about the date of this Agreement by the Additional Facility AL2 Lender pursuant to the Indenture.
Facility AL means the $800,000,000 term loan facility made available under the Additional Facility AL Accession Agreement.
Facility AL Advance has the meaning given to that term in the Additional Facility AL Accession Agreement.
Facility AL2 means the $340,000,000 term loan facility made available under this Agreement.
Facility AL2 Advance means the dollar denominated advance made to UPC Financing by the Additional Facility AL2 Lender under Facility AL2.
Facility AL2 Commitment means, in relation to the Additional Facility AL2 Lender, the amount in dollars set opposite its name under the heading “Facility AL2 Commitment” in Schedule 1 to this Agreement, to the extent not cancelled, transferred, or reduced under the Credit Agreement.
Indenture means the indenture, dated 15 April 2015, among, inter alios, the Additional Facility AL2 Lender, as issuer, The Bank of New York Mellon, London Branch, as trustee and principal paying agent.
Liberty Global Reference Agreement means any or all of (i) the credit agreement dated 7 June 2013 between (among others) Virgin Media Investment Holdings Limited as borrower and The Bank of Nova Scotia as facility agent; (ii) the credit agreement dated 27 January 2014 between (among others) Ziggo B.V. as borrower and The Bank of Nova Scotia as facility agent (in each case as amended from time to time up to the date of this Agreement); (iii) the credit agreement dated 28 September 2006 between (among others) All3Media Finance Limited as borrower and The Royal Bank of Scotland plc as facility agent (in each case as amended from time to time up to the date of this Agreement); and (iv) the credit agreement dated 5 March 2015 between (among others) Ziggo Secured Finance B.V. as SPV borrower and The Bank of Nova Scotia as facility agent (in each case as amended from time to time up to the date of this Agreement).
Notes means the Original Notes and the Additional Notes.

Original Notes means the $800,000,000 aggregate principal amount of 5⅜% senior secured notes due 2025 and issued on 15 April 2015 by the Additional Facility AL2 Lender pursuant to the Indenture.
Trustee has the meaning given to that term in the Indenture.

2.
Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement.

3.	We refer to Clause 2.2 (Additional Facilities) of the Credit Agreement.

4.
This Agreement will take effect on the date on which the Facility Agent notifies UPC Broadband and the Additional Facility AL2 Lender that it has received the documents and evidence set out in Schedule 2 to this Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Facility Agent on behalf of the Additional Facility AL2 Lender (the Effective Date).

5.	The Additional Facility AL2 Lender agrees:

(a)	to become a party to and to be bound by the terms of the Credit Agreement as a Lender in accordance with Clause 2.2 (Additional Facilities) of the Credit Agreement; and

(b)
to become a party to the Security Deed as Lender and to observe, perform and be bound by the terms and provisions of the Security Deed in the capacity of Lender in accordance with Clause 9.3 (Transfers by Lenders) of the Security Deed.

6.
The Additional Facility Commitment in relation to the Additional Facility AL2 Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Facility AL2 Commitment.

7.	The Borrower in relation to Facility AL2 is UPC Financing.

8.
(a)    This Additional Facility AL2 Accession Agreement constitutes a further Additional Facility AL Accession Agreement as referred to in paragraph 8(a) of the Additional Facility AL Accession Agreement. It is the intention of the parties that Facility AL be upsized by the original principal amount of Facility AL2 and that, on and after the Effective Date, Facility AL and Facility AL2 shall constitute one single Additional Facility for all purposes of the Credit Agreement and the other Finance Documents.

(b)     The parties acknowledge and agree that: (i) provided that any further upsizing of Facility AL permitted under Clause 8 of the Additional Facility AL Accession Agreement will not breach any term of the Credit Agreement, Facility AL may be further upsized by any amount, by the signing of one or more further Additional Facility AL Accession Agreements, that specify (along with the other terms specified therein) UPC Financing as the sole Borrower and which specify Additional Facility AL Commitments denominated in US dollars, to be drawn in US dollars, with the same Final Maturity Date and Margin as specified in the Additional Facility AL Accession Agreement; and (ii) unless otherwise specified, references to Facility AL Advances under the Additional Facility AL Accession Agreement shall include the Facility AL2 Advance and any other Advance made under any further Additional Facility AL Accession Agreement described in clause (b)(i) of this paragraph 8.

(c)	Where any Facility AL Advance has not already been consolidated with any other Facility AL Advance, on the last day of any Interest Period for such Facility AL Advance, that

Facility AL Advance will be consolidated with any other Facility AL Advance which has an Interest Period ending on the same day as that Facility AL Advance, and all such Facility AL Advances will then be treated as one Advance.

9.
Facility AL2 may be drawn by one Advance on the date of this Agreement and such date will constitute the Availability Period for Facility AL2. No more than one Request may be made in respect of Facility AL2 under the Credit Agreement and such Request may only be in a principal amount of the Additional Facility Commitment in relation to Facility AL2 as set out in Clause 6 above.

10.	The Facility AL2 Advance will be used for general corporate purposes and working capital purposes, including the repayment or prepayment of existing indebtedness.

11.	The Final Maturity Date in respect of Facility AL2 is 15 January, 2025. Any outstanding Advance under Facility AL2 shall be repaid in full on the Final Maturity Date.

12.
The interest rate for Facility AL2 will be a fixed rate of 5.375 per cent. per annum and interest shall accrue from the date of the initial funding of Facility AL. This will be calculated in accordance with Clause 8.1 (Interest rate) of the Credit Agreement as being the sum of LIBOR, the applicable Margin and the Mandatory Costs (if applicable), where, in order to achieve the fixed rate referred to above, the applicable Margin will be, with respect to any Interest Period:

(a)	5.375 per cent. per annum, calculated on the basis of a 360-day year comprised of twelve 30-day months;
minus

(b)	the sum of LIBOR plus the Mandatory Costs (if applicable) for such Interest Period.
For the avoidance of doubt, for the purpose of this calculation, the applicable Margin may be a negative number. Further, the interest rate for Facility AL2 will never exceed 5.375 per cent. per annum (save to the extent that Clause 8.8 (Default interest) may apply).

13.
Pursuant to Clause 8.2 (Selection of Interest Periods) of the Credit Agreement, the Borrower hereby notifies the Facility Agent that while the Facility AL2 Advance is outstanding it selects six months for all Interest Periods in relation to that Advance.

14.
Upon the delivery by the Facility Agent of a notice of cancellation of Facility AL2 pursuant to Clause 7.4(a)(v)(B) (Change of Control) of the Credit Agreement following the occurrence of a Change of Control (as defined under Clause 7.4 (Change of Control) of the Credit Agreement), UPC Broadband shall make a payment to the Facility Agent (for the account of the Additional Facility AL2 Lender) in an amount equal to 1 per cent. of the principal amount of the outstanding Facility AL2 Advance. Such payment shall be due and payable by UPC Broadband to the Facility Agent (for the account of the Additional Facility AL2 Lender) on the actual date of such mandatory prepayment.

15.
Subject to Clause 18 of this Agreement, at any time prior to 15 January, 2020, upon the occurrence of any voluntary prepayment of the Facility AL2 Advance by UPC Broadband pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement in an amount not to exceed 10% of the original principal amount of the Facility AL2 Advance during each twelve-month period commencing on the date of this Agreement, UPC Broadband shall make a payment to the Facility Agent (for the account of the Additional Facility AL2 Lender) in an amount (the Prepayment Premium) equal to 3% of the principal amount of the Facility AL2 Advance being prepaid, plus accrued and unpaid interest then due on the amount of the Facility AL2 Advance prepaid to the due date of prepayment. Such payment shall be due and payable by UPC Broadband to the Facility Agent (for the account of the Additional Facility AL2 Lender) on the actual date of such prepayment. Prior to 15 January, 2020, to the extent that during any twelve-month period commencing on the date of this Agreement, the principal amount of the Facility AL2 Advance prepaid in any one or more voluntary prepayments is greater than an amount equal to 10% of the original principal amount of the Facility AL2 Advance (any such amount, the Excess Early Redemption Proceeds), UPC Broadband will apply the Excess Early Redemption Proceeds to a voluntary prepayment of the Facility AL2 Advance as described in Clause 16 below.

16. (a)
Subject to Clause 18 of this Agreement, at any time prior to 15 January, 2020, upon the occurrence of a voluntary prepayment of all or any part of the outstanding Facility AL2 Advance by UPC Broadband pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement with any Excess Early Redemption Proceeds, UPC Broadband shall make a payment to the Facility Agent (for the account of the Additional Facility AL2 Lender) in an amount equal to the Make-Whole Amount (as defined below) (calculated as of a date no more than three Business Days prior to the date of the relevant Cancellation Notice) as of the due date of such prepayment. Such payment shall be due and payable by UPC Broadband to the Facility Agent (for the account of the Additional Facility AL2 Lender) on the actual date of such prepayment.

For the purposes of this Clause 16:
Make-Whole Amount means, with respect to Facility AL2 on any date on which all or any part of the outstanding Facility AL2 Advance is to be prepaid pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement (to the extent of any Excess Early Redemption Proceeds), the excess of:

(i)
the present value at such prepayment date of (i) the total amount that would be payable to the Facility Agent (for the account of the Additional Facility AL2 Lender) if all or such portion of the outstanding Facility AL2 Advance were prepaid pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement on 15 January, 2020 (including the outstanding principal amount of such Advance and the Additional Amount (as defined below) required under this Clause 16, but excluding accrued interest and any other amounts payable under the Credit Agreement in connection with such prepayment) plus (ii) all required remaining scheduled interest payments due in respect of all or such portion of the outstanding Facility AL2 Advance through 15 January, 2020 (excluding accrued but unpaid interest to the prepayment date), computed using a discount rate equal to the Treasury Rate (as defined below) as of such prepayment date plus 50 basis points; over

(ii)	the principal amount of the outstanding Facility AL2 Advance being prepaid.
Treasury Rate means, as of any prepayment date, the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the date of the relevant Cancellation Notice (or, if such statistical release is not so published or available, any publicly available source of similar market date selected by the Issuer in good faith)) most nearly equal to the period from the prepayment date to 15 January, 2020; provided, however, that if the period from the prepayment date to 15 January, 2020 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by a linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the prepayment date to 15 January, 2020 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.
Such Payment of the Make-Whole Amount shall be due and payable by UPC Broadband to the Facility Agent (for the account of the Additional Facility AL2 Lender) on the actual date of such prepayment.

(b)
Subject to Clause 18 of this Agreement, on or after 15 January, 2020, upon the occurrence of a voluntary prepayment of all or any part of the outstanding Facility AL2 Advance by UPC Broadband pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement, UPC Broadband shall pay to the Facility Agent (for the account of the Additional Facility AL2 Lender) an amount (the Additional Amount) equal to the relevant percentage set out in the table below of the principal amount of the Facility AL2 Advance being prepaid on the due date of such prepayment, if prepaid during the twelve month period beginning on 15 January of the years indicated below:

Year	Relevant Percentage
2020	2.688%
2021	1.792%
2022	0.896%
2023 and thereafter	0.000%
Such Payment of the Additional Amount shall be due and payable by UPC Broadband to the Facility Agent (for the account of the Additional Facility AL2 Lender) on the actual date of such prepayment.

17.
Subject to Clause 18 of this Agreement, at any time prior to 15 January, 2018 upon the occurrence of any voluntary prepayment of the Facility AL2 Advance by UPC Broadband pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement with the Net Cash Proceeds of one or more Equity Offerings (the Equity Offering Early Redemption Proceeds) in an amount not to exceed 40% of the original principal amount of the Facility AL2 Advance, UPC Broadband shall make a payment to the Facility Agent (for the account of the Additional Facility AL2 Lender) in an amount (the Equity Claw Prepayment Premium) equal to 5.375 per cent. of the principal amount of the Facility AL2 Advance being prepaid, plus accrued and unpaid interest then due on the amount of the Facility AL2 Advance prepaid to the due date of prepayment. Such payment shall be due and payable by UPC Broadband to the Facility Agent (for the account of the Additional Facility AL2 Lender) on the actual date of such prepayment.

For the purposes of this clause 17:
Capital Stock of any person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of interests in (however designated) equity of such person, including any preferred stock, but excluding any debt securities convertible into such equity.

Disqualified Stock means, with respect to any person, any Capital Stock of such person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)
is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of UPC Broadband, UPC Financing or a Subsidiary of UPC Broadband); or

(3)
is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of the date (a) of the stated maturity of Facility AL2 or (b) on which there are no amounts outstanding under Facility AL2, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require UPC Broadband to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Credit Agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that UPC Broadband may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by UPC Broadband with any provisions of the Credit Agreement.

Equity Offering means a sale of (1) Capital Stock of UPC Broadband or UPC Financing (other than Disqualified Stock), (2) Capital Stock the proceeds of which are contributed as equity share capital to UPC Broadband or UPC Financing or as Subordinated Shareholder Loans or (3) Subordinated Shareholder Loans.
Net Cash Proceeds means, with respect to any issuance or sale of Capital Stock, Subordinated Shareholder Loans and other capital contributions, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

18.
Notwithstanding Clauses 15, 16 and 17 above, no Prepayment Premium, Make-Whole Amount or Additional Amount shall be payable in connection with a voluntary prepayment of the whole of the outstanding Facility AL2 Advance by UPC Broadband pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement that is made following the completion of the UPC Exchange Transaction (as defined in the Indenture), provided that the Borrower has given notice of such prepayment not later than three Business Days prior to the completion of the UPC Exchange Transaction and such prepayment is made on the completion of the UPC Exchange Transaction.

19.
The Additional Facility AL2 Lender acknowledges that the Borrower may discharge all or part of the Facility AL2 Advance pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement in connection with the UPC Exchange Transaction by way of one or a combination of (1) a cash prepayment, (2) an issue of new notes or (3) the purchase of the existing Notes (in the case of (2) and (3), in accordance with the mechanisms, and on the terms, agreed between the Borrower and the Additional Facility AL2 Lender at the relevant time and provided that the amount and date of such discharge is notified to the Facility Agent in writing by the Borrower and the Additional Facility AL2 Lender on or before the date of such discharge). The parties to this Agreement acknowledge that this Agreement may require amendment (in accordance with the relevant provisions of the Credit Agreement) to facilitate the discharge of all or part of the Facility AL2 Advance in connection with the UPC Exchange Transaction and agree to discuss and negotiate any such amendments in good faith at the relevant time.

20.
For the purposes of any amendment or waiver, consent or other modification (including with respect to any existing Default or Event of Default) that may be sought by UPC Broadband and UPC Financing under the Credit Agreement on or after the date of this Agreement, the Additional Facility AL2 Lender hereby consents to:

(a)	any and all of the items set out in Schedule 3 (Amendments, waivers, consents and other modifications) of this Agreement; and

(b)
any consequential amendment, waiver, consent or other modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made either to implement the changes envisaged in Schedule 3 (Amendments, waivers, consents and other modifications) of this Agreement or to conform any Finance Document to Schedule 3 (Amendments, waivers, consents and other modifications) of this Agreement; and/or

(c)
any other amendment, waiver, consent or modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made to conform any Finance Document to any Liberty Global Reference Agreement (provided that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Finance Document to the Liberty Global Reference Agreement referred to at paragraph (iv) of that definition, shall be limited to those that are mechanical in nature unless specifically referenced in Schedule 3 (Amendments, waivers, consents and other modifications) of this Agreement), and this Agreement shall constitute the Additional Facility AL2 Lender’s irrevocable and unconditional written consent in respect of such amendments or waivers to the Finance Documents for the purposes of Clause 25 (Amendments and Waivers) of the Credit Agreement without any further action required on the part of any Party.

21.
The Additional Facility AL2 Lender hereby acknowledges and agrees that the Facility Agent may, but shall not be required to, send to the Additional Facility AL2 Lender any further formal amendment request in connection with all, or any of the proposed amendments set out under Clause 20 above and the Facility Agent shall be authorised to consent on behalf of the Additional Facility AL2 Lender, as a Lender under one or more Additional Facilities, to any such proposed amendments set out under Clause 20 above, and such consent shall be taken into account in calculating whether the Majority Lenders, or the relevant requisite Lenders, have consented to the relevant amendments and/or waivers or other modifications to the Finance Documents in accordance with Clause 25 (Amendments and Waivers) of the Credit Agreement.

22.
The Additional Facility AL2 Lender hereby waives receipt of any fee in connection with the foregoing consent, notwithstanding that other consenting Lenders under the Credit Facility may be paid a fee in consideration of such Lenders’ consent to any or all of the foregoing amendments, waivers or other modifications.

23.
In the event that the amendments to the Credit Agreement referred to at paragraph 78 (Benefit of Maintenance Covenant) of Schedule 3 (Amendments, waivers, consents and other modifications) become effective in accordance with clauses 20 and 21 above, on and from the Amendment Effective Date the maintenance covenants at Clause 17.2 (Financial ratios) of the Credit Agreement shall not be for the benefit of the Additional Facility AL2 Lender and the Additional Facility AL2 Lender acknowledges and agrees that it shall not form part of the “Composite Maintenance Covenant Instructing Group” in respect of its Facility AL2 Commitment.

24.
In the event that the Additional Facility AL2 Lender is eligible or required to vote (or otherwise consent) with respect to any matter (other than the matters specified in Clause 20 above) arising from time to time under the Credit Agreement or this Agreement the Facility Agent will apply the votes of the Additional Facility AL2 Lender in accordance with a written direction to be provided by the Additional Facility AL2 Lender or the Trustee (on behalf of the Additional Facility AL2 Lender). The Additional Facility AL2 Lender agrees that it will give any such direction in accordance with the provisions of Section 9.01 of the Indenture. For the avoidance of doubt, the Facility Agent may rely on any such directions received and shall have no duty to enquire or monitor as to whether such direction complies with Section 9.01 of the Indenture.

25.
Each of UPC Broadband and UPC Financing confirms, on behalf of themselves and each other Obligor, that the representations and warranties set out in Clause 15 (Representations and Warranties) of the Credit Agreement (with the exception of Clauses 15.6(a) (Consents), 15.10 (Financial condition), 15.12 (Security Interests), 15.13(b) (Litigation and insolvency proceedings), 15.14 (Business Plan), 15.15 (Tax liabilities), 15.16 (Ownership of assets), 15.18 (Works Council), 15.19 (Borrower Group Structure), 15.20 (ERISA), 15.24 (UPC Financing) and 15.25 (Dutch Banking Act)) are true and correct as if made at the Effective Date with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Agreement.

26.
UPC Broadband further represents and warrants on the Effective Date that the execution and delivery by it of this Agreement and the performance of the transactions contemplated by this Agreement will not violate any agreement or instrument to which UPC Holding is a party or binding upon UPC Holding or any member of the Borrower Group or any assets of UPC Holding or any member of the Borrower Group’s assets, where such violation would or is reasonably likely to have a Material Adverse Effect.

27.	The Additional Facility AL2 Lender confirms to each Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

28.
The Additional Facility AL2 Lender agrees to waive the notice period in respect of delivery of drawdown requests under Clause 5.1 (Delivery of Request) of the Credit Agreement in respect of Facility AL2. The Additional Facility AL2 Lender, the Borrower and the Facility Agent acknowledge and agree that (a) the Facility AL2 Advance shall be made by the Additional Facility AL2 Lender directly to the Borrower to an account notified by the Borrower to the Additional Facility AL2 Lender, rather than through the Facility Agent, and (b) in respect of any other payments of principal, interest or other amounts due under Facility AL2, (i) the Borrower shall make payments payable by it to the Additional Facility AL2 Lender directly to the Additional

Facility AL2 Lender (or to such account as the Additional Facility AL2 Lender may specify), and (ii) the Additional Facility AL2 Lender shall make payments payable by it to the Borrower directly to the Borrower (or to such account as the Borrower may specify). The Additional Facility AL2 Lender agrees that it shall promptly notify the Facility Agent if the Borrower fails to make any payment under subclause (b)(i) of this Clause 28 when due, and the Borrower agrees that it shall promptly notify the Facility Agent if the Additional Facility AL2 Lender fails to make any payment under subclause (b)(ii) of this Clause 28 when due.

29.
UPC Broadband agrees that it will not request or require the transfer of all of the rights and obligations of the Additional Facility AL2 Lender pursuant to any provision of the Credit Agreement following the effectiveness of any amendment or amendment and restatement of the Credit Agreement in accordance with Clauses 20 and 21 above.

30.
The Facility Office and address for notices of the Additional Facility AL2 Lender for the purposes of Clause 32.2 (Addresses for notices) of the Credit Agreement will be that notified by the Additional Facility AL2 Lender to the Facility Agent.

31.	The Facility Agent may provide copies of the Indenture, or disclose its contents, to any Finance Party upon request by that Finance Party.

32.	This Agreement and any non contractual obligations arising out of or in connection with it are governed by English law.

33.
This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

34.
For purposes of any assignment, transfer or novation of rights and/or obligations (in whole or in part) by a Lender in respect of Facility AL2 under Clause 26.2 (Transfers by Lenders) of the Credit Agreement, UPC Broadband hereby consents to any assignment, transfer or novation made by the Additional Facility AL2 Lender (including any subsequent Lender under Facility AL2) following an Event of Default (as defined in the Indenture), provided that any such assignment, transfer or novation in part shall be in a minimum amount of US$200,000. The Additional Facility AL2 Lender may only deliver to the Facility Agent a completed assignment or transfer document or Novation Certificate (as applicable) if at that time it confirms to the Facility Agent in writing that such assignment, transfer or novation is not prohibited under the terms of any agreement that is binding on it or any of its assets.

SCHEDULE 1
ADDITIONAL FACILITY AL2 LENDER AND FACILITY AL2 COMMITMENT

Additional Facility AL2 Lender	Facility AL2 Commitment
UPCB Finance IV Limited	$340,000,000
Total	$340,000,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Constitutional Documents

(a)
A copy of the constitutional documents of each Obligor (other than UPC Financing) and the partnership agreement of UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent’s possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(b)	An extract of the registration of each Obligor established in the Netherlands in the trade register of the Dutch Chamber of Commerce.

2.	Authorisations

(a)
A copy of a resolution of the board of managing and, to the extent applicable, board of supervisory directors (or equivalent) and, to the extent that a shareholders’ resolution is required, a copy of the shareholders’ resolution of each Obligor:

(i)
approving the terms of and the transactions contemplated by this Agreement and (in the case of UPC Broadband and UPC Financing) resolving that it execute the same (and, in the case of the Guarantors and the Charging Entities (as defined in the Security Deed) resolving that it execute the confirmation described at paragraph 4(a) below; and

(ii)
(in the case of UPC Broadband and UPC Financing) authorising the issuance of a power of attorney to a specified person or persons to execute this Agreement on its behalf and (in the case of the Guarantors and the Charging Entities (as defined in the Security Deed)) authorising the issuance of a power of attorney to a specified person or persons to execute the confirmation described in paragraph 4(a) below.

(b)
A specimen of the signature of each person authorised pursuant to its constitutional documents or to the power of attorney referred to in paragraph (a) above to sign this Agreement or the confirmation described in paragraph 4(a) below (as appropriate).

(c)
A certificate of an authorised signatory of UPC Broadband, each Guarantor and each Charging Entity certifying that each copy document specified in this Schedule and supplied by UPC Broadband, each Guarantor and each Charging Entity is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(d)
A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified UPC Broadband is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Agreement or for the validity and enforceability of this Agreement.

3.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy LLP, Dutch legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)	A legal opinion of Allen & Overy LLP, New York legal advisers to the Facility Agent, addressed to the Finance Parties.

4.	Other documents

(a)
Confirmation (in writing) from (i) each of the Guarantors that its obligations under Clause 14 (Guarantee) of the Credit Agreement and (ii) each of the Charging Entities (as defined in the Security Deed) that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Facility AL2 and that such obligations shall be owed to each Finance Party including the Additional Facility AL2 Lender.

SCHEDULE 3
(AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS)
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 3 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to "recent Liberty precedent" shall be construed to mean any Liberty Global Reference Agreement.

1.
Business: amend the definition of Business to include the provision, creation, distribution and broadcasting of content and any business or provision of services substantially the same or similar to that of any member of the Wider Group on the amendment and restatement date as set out in recent Liberty precedent.

2.
Cash and Cash Equivalent Investments: amend the definition of Cash and the definition of Cash Equivalent Investments to bring each substantially in line with and/or by reference to clauses and language used in recent Liberty precedent and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market.

3.	Acceptable Bank: amend the definition of Acceptable Bank such that an acceptable bank has a rating of “BBB+” and “Baa1” respectively.

4.
Optional Currencies: amend the Credit Agreement to provide that any revolving credit facility commitments may also be utilised in currencies other than euro on the basis set out in recent Liberty precedent which contain a revolving credit facility.

5.
Revolving Facilities: amend the Credit Agreement to include mechanical provisions in relation to revolving credit facilities on the basis set out in recent Liberty precedent which contain revolving credit facilities for the purposes of facilitating future Additional Facilities that are revolving credit facilities.

6.
Screen Rate: amend the definition of Screen Rate to provide for the replacement of the British Bankers’ Association by the ICE Benchmark Administration as the administrator of LIBOR and the replacement of the Banking Federation of the European Union by the European Money Markets Institute as the administrator of EURIBOR together with other amendments to the definition of Screen Rate by reference to clauses and language used in recent Liberty precedent and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market.

7.	Financial Indebtedness: amend the definition of Financial Indebtedness as follows:

(a)	delete paragraph (e) in relation to deferred payments for assets acquired or services supplied;

(b)	by excluding the following items from the definition:

(i)	cash-collateralised indebtedness;

(ii)	indebtedness in the nature of equity (other than redeemable shares);

(iii)	any deposits or prepayments received by any member of the Borrower Group from a customer or subscriber for its service;

(iv)
obligations under finance leases and hire purchase contracts in accordance with recent Liberty precedent; and otherwise exclude obligations in respect of finance leases or capital leases (including by deleting limb (f) of the definition of Financial Indebtedness);

(v)
any indebtedness in respect of any transactions relating to transfers of receivables (and related assets) to asset securitisation Subsidiaries or by an asset securitisation Subsidiary to any other person, or the grant of security in respect of such receivables or related assets, in connection with any asset securitisation programmes or receivables factoring transactions;

(vi)	any parallel debt obligations to the extent such obligations mirror other Financial Indebtedness;

(vii)	any pension obligations;

(viii)	any obligations to make payments in relation to earn outs; and

(ix)	any payments for assets acquired or services supplied deferred in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied.

8.
Majority Lenders: amend Clause 1.1 of the Credit Agreement to reduce the fractions specified in the definitions of Majority Lenders, from 66⅔ per cent. or more (for any or all purposes under the Credit Agreement or any other Finance Document (including for the purposes of any Additional Facility)) to more than 50 per cent. and to exclude the available commitments of defaulting lenders for the purposes of amendments or waivers.

9.
Super Majority Lenders: amend Credit Agreement to provide for a definition of Super Majority Lenders so that amendments and waivers in respect of the release of any guarantee or security only requires the consent of Lenders representing 90 per cent. of Commitments.

10.	Mandatory Costs: delete all references in the Credit Agreement and each Additional Facility Accession Agreement to Mandatory Costs and any related provisions.

11.
Increase: amend Clause 2 (Facilities) to provide for the ability to increase Commitments under a Facility by increasing a Lender’s Commitments with that Lender’s consent or by including new Commitments of any bank, financial institution, trust, fund or any other entity selected by UPC Broadband, including (but without limitation) the ability to increase the Commitments in an amount equal to the amount of any commitments cancelled as a result of (i) illegality, or (ii) Commitments cancelled as a result of the relevant Lender becoming a defaulting lender. Amend to permit the Borrower to pay a fee to any increase Lender.

12.	Additional Facilities: amend paragraph (c) of Clause 2.2 (Additional Facilities) so that Additional Facilities can be revolving credit facilities.

13.	Documentary Credits: amend the Credit Agreement to permit utilisation of any Additional Facility that is a revolving credit facility by way of letters of credit, bank guarantees, indemnity,

performance bonds and other documentary credits and include all consequential mechanical provisions to support the same, in each case in accordance with recent Liberty precedent.

14.
Ancillary Facilities: amend the Credit Agreement to provide for an ability to incur bilateral ancillary lines with a Lender (with the consent of that Lender) as a carve-out to the Commitments under any Additional Facility that is a revolving credit facility and include all consequential mechanical provisions to support the same.

15.	Rollover Loans:

(a)
amend the Credit Agreement to clarify that, to the extent that a Borrower is due to repay (in full or in part) a revolving credit facility Advance on the same day on which such Borrower has also requested a revolving credit facility Advance in the same currency and in the same or a lesser amount, a rollover of such revolving credit facility Advance shall be effected on a cashless basis in accordance with recent Liberty precedent and to make consequential amendments to the Credit Agreement in accordance with recent Liberty precedent to reflect consistent rollover Advance provisions; and

(b) amend Clause 4.2 (Further conditions precedent) so that the applicable condition precedent to a rollover Advance is that the Facility Agent shall not have received instructions from the Lenders to whom more than 50 per cent. of the relevant rollover Advance or documentary credit is owed (not taking into account outstandings in respect of which a prepayment or cancellation notice has been delivered), requiring the Facility Agent to refuse such rollover or renewal of a documentary credit following a written notice having been served under Clause 18.21 (Acceleration).

16.	Change of Control: amend the Credit Agreement or any other Finance Document to revise the change of control provisions in Clause 7.4 (Change of Control) of the Credit Agreement as follows:

(a)	delete Clause 7.4(a)(i) of the Credit Agreement;

(b)	in Clause 7.4(a)(ii) of the Credit Agreement:

(i)	replace all references to "UGCE Inc." with "Liberty Global Europe Financing BV"; and

(ii)	delete the words "and economic"; and

(iii)
permit the distribution or other transfer of UPC Broadband Holdco and its Subsidiaries or a Holding Company of UPC Broadband Holdco to Liberty Global plc (the Ultimate Parent) or another direct Subsidiary of the Ultimate Parent through one or more mergers, transfers, consolidations or other similar transactions (the Reorganization), without the Reorganization being deemed to trigger a Change of Control and, upon such Reorganization, the Change of Control reference entity referred to in Clause 7.4(a)(ii) of the Credit Agreement will be replaced with the Ultimate Parent (or, if the distribution or other transfer pursuant to the Reorganization is to a direct Subsidiary of the Ultimate Parent, such direct Subsidiary); and

(c)	amend Clause 7.4 (Change of Control) to extend the requirement to repay so that it falls 30 Business Days after the date of the notice from the Facility Agent and amend such

Clause and the definition of Change of Control to reflect recent Liberty precedent, including the ability to effect a post-closing reorganization and a spin-off without triggering a mandatory prepayment thereunder.

17.
Cancellation: amend Clause 7.9 (Right of repayment and cancellation in relation to a single Lender) (i) to provide for the transfer in full and at par (in addition to the right of repayment and cancellation) of the Commitment and participation in a utilisation of a single Lender to another Lender; and (ii) to provide that the right to repay, cancel or transfer also arises in respect of a Lender’s Commitment or participation in a utilisation where that Lender invokes the market disruption clause, such right to be exercisable subject to the same conditions as recent Liberty precedent.

18.
Notice of Prepayment or Cancellation: amend Clause 7.10 (Miscellaneous provisions) to provide that a notice of prepayment or cancellation may be conditional and be revoked provided that a Borrower has, within 10 Business Days, indemnified any Lender in respect of such Lender’s Break Costs if the prepayment or cancellation does not occur as notified and the notice period can be reduced with the consent of the Majority Lenders under the relevant Facility. The definition of Break Costs will be amended to include a Lender’s losses as a result of having to unwind any related funding contract (which it had entered into or initiated upon receipt of such notice) as a result of the revocation of a notice of prepayment or cancellation.

19.
Interest on Additional Facilities: amend Clause 8.2 (Selection of Interest Periods) to permit interest periods to be any period from 1, 2, 3 or 6 months or such other period of up to 12 months for all Advances as the Majority Lenders under the relevant Facility may agree and in addition and for Advances under a revolving credit facility only, any period between 1 day and 30 days.

20.
Mandatory Prepayment from Excess Cash Flow and Relevant Convertible Preference Shares: delete Clause 7.5 (Mandatory Prepayment from Excess Cash Flow and Relevant Convertible Preference Shares) and make all necessary amendments to the Credit Agreement that are consequential and required by such deletion.

21.
Mandatory Prepayment from Disposals Proceeds: amend Clause 7.6 (Mandatory Prepayment from disposal proceeds) and 7.7 (Date for prepayment) to require prepayment of disposal proceeds only to the extent required to ensure compliance with the Senior Debt to Annualised EBITDA maintenance financial covenant, exclude any proceeds from any other Permitted Disposal other than the general Permitted Disposals basket, remove the requirement to transfer disposal proceeds to a blocked account pending reinvestment, include a de minimis threshold of the greater of €250,000,000 and 5% of total assets and increase the reinvestment period from 12 months to 18 months (provided the disposal proceeds have been contracted to be reinvested within 12 months of the relevant Permitted Disposal) (and subject to the proviso that the financial covenant discussed above shall be retested at the end of such period and proceeds shall then be prepaid to the extent required to ensure compliance in line with recent Liberty precedent).

22.	Increased Costs: amend Clause 12.3 (Exceptions) to include:

(c)	costs attributable to gross negligence or wilful breach by a Finance Party;

(d)	costs not notified within 30 days of a Finance Party becoming aware;

(e)	FATCA deductions; and

(f)	Bank Levies to the extent not more onerous than existing actual or draft laws (as applicable).

23.
Tax: amend Clause 10 (Tax Gross-Up and Indemnities) to provide that the Finance Parties and the Borrower shall cooperate in good faith to complete any procedural steps to allow the Borrower to make payments without or with a reduced rate of withholding or deduction for taxes and each Finance Party will provide information requested by the Borrower in order for the Borrower to be exempt from withholding or deduction for any taxes under any applicable international treaty and in connection with FATCA and any applicable reporting requirements under FATCA in each case, in accordance with recent Liberty precedent. The Borrower will not be liable under any tax gross up or tax indemnity provisions in respect of any FATCA deductions other than in respect of any payments due to an SPV lender that has issued notes and advanced the proceeds of such notes to a member of the Borrower Group under an Additional Facility (provided that no gross up or indemnity shall be required for a FATCA deduction where such FATCA deduction arises from any non-compliance by a holder of such notes). Each Finance Party will be obliged to act reasonably and in good faith in making any determination for the purpose of Clause 10 (Tax Gross-Up and Indemnities).

24.
VAT: amend Clause 10.6 (Value Added Tax) to (i) provide that no Party shall exercise any potential option for waiving a VAT exemption, (ii) provide that no payment shall be required from an Obligor to a Finance Party if the relevant VAT charge is caused by that Finance Party’s option to waive a VAT exemption and (iii) conform it such that it is consistent with any VAT provisions in recent Liberty precedent.

25.
Market Disruption: amend the Credit Agreement to include market disruption provisions, provisions in relation to alternative interest rates and provisions for the protection of reference banks and their officers in accordance with recent Liberty precedent and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market.

26.
Borrower Group: amend the definition of Borrower Group to exclude, dormant subsidiaries that are not guarantors, project companies (as defined in accordance with recent Liberty precedent), asset securitisation subsidiaries (as defined in accordance with recent Liberty precedent) and entities that become subsidiaries as a result of an asset passthrough (as defined in accordance with recent Liberty precedent).

27.
Permitted Affiliate Parent: amend the Credit Agreement in line with recent Liberty precedent to provide an ability to acquire Affiliates that are not Subsidiaries of UPC Broadband but are Subsidiaries of another Affiliate common holding company that is not a member of the Borrower Group (the holding entity of the acquired group being the “Permitted Affiliate Parent”) and to allow conforming changes including the ability to designate (subject to certain deliverables in accordance with recent Liberty precedent) any new holding company as the common holding company of the Borrower Group for the purposes of, amongst other things, the definitions of Change of Control, Restricted Payments and Permitted Payments, in each case, in accordance with recent Liberty precedent and for the purpose of reflecting a similar structure which supports the concept of a Permitted Affiliate Parent as set out in recent Liberty precedent. Provide an ability for UPC Broadband to deliver financial statements that are consolidated at the level of the common holding company provided that UPC Broadband also delivers a Borrower Group reconciliation in accordance with recent Liberty precedent, introducing the concept of a Reporting Entity.

28.	Representations: remove Clause 15.14 (Business Plan), paragraph (c) of Clause 15.11 (Environmental) Clause 15.7 (Material Contracts), paragraph (b) of Clause 15.8 (No Default),

Clause 15.18 (Works councils), Clause 15.25 (Dutch Banking Act) and Clause 15.27 (Public Utility Holding Company Act and Federal Power Act) and amend Clause 15.28 (Times for making representations and warranties) to exclude Clauses 15.5 (Non-violation) 15.8 (No default) 15.6 (Consents) 15.11 (Environmental), 15.21 (United States Regulations) and 15.22 (Anti-Terrorism Laws) from the representations and warranties deemed repeated under that clause.

29.	Undertakings:

(a)
amend Clause 16.2 (Financial information) to provide that to the extent financial statements are filed on a public register or published on the Borrower’s or Liberty Global plc’s website they shall be deemed supplied to the Facility Agent;

(b)
amend Clause 16.3 (Information – miscellaneous) to provide for delivery of information by the Borrower to the Lenders (who have not objected) by posting to a designated website or email address of each Lender;

(c)
amend Clause 27 (Disclosure of Information) (i) to create a confidentiality obligation on the finance parties which applies to information of any member of the Borrower Group; (ii) to survive 12 months from the earlier of the date the Commitments have been repaid or cancelled in full and (in respect of that Finance Party only) the date a Finance Party resigns; and (iii) to reflect such clauses and language used in recent Liberty precedent as the company considers beneficial; and

(d)
include new confidentiality provisions in relation to funding rates and reference bank quotations in accordance with recent Liberty precedent and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market.

30.	Financial Ratios:

(a)	amend the definition of EBITDA to provide that the starting point for EBITDA may be operating income and include the following limbs as add backs:

(i)	depreciation;

(ii)	amortisation;

(iii)	all stock-based compensation expenses;

(iv)	(at the Parent’s option) other non-cash impairment charges;

(v)	any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge including any one-off reorganization or restructuring charges;

(vi)	non-cash charges;

(vii)	direct or related acquisition, disposal, recapitalization, debt incurrence or equity offering costs;

(viii)	losses (gains) on the sale of operating assets;

(ix)
(at the Parent’s option) the effects of adjustments under IFRS or GAAP attributable to the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated merger or acquisition or joint venture investment or the amortisation or write-off or write-down of amounts thereof, net of taxes;

(x)
(at the Parent’s option) any adjustments to reduce the impact of the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(xi)	any specified legal expenses (and include a definition as per recent Liberty precedent);

(xii)	any stock based compensation exercise;

(xiii)	the amount of loss on the sale of any assets in connection with asset securitisation programme or receivables factoring transaction;

(xiv)	any accrued management fees (and include a definition as per recent Liberty precedent) (whether or not paid) and any permitted holding company expenses;

(xv)	any net earnings or losses attributable to non-controlling interests;

(xvi)	any share of income or loss on equity investments;

(xvii)	deferred financing cost written off and premiums paid to extinguish debt early;

(xviii)	unrealised gains/losses in respect of hedging;

(xix)	tangible or intangible asset impairment charges;

(xx)	capitalised interest on Subordinated Shareholder Loans;

(xxi)	accruals and reserves established or adjusted within twelve months after the closing date of any acquisition required to be established or adjusted in accordance with GAAP;

(xxii)	any expense to the extent covered by insurance or indemnity and actually reimbursed;

(xxiii)
any realized and unrealized gains and losses due to changes in the fair value of equity investments, any up front installation fees associated with commercial contract installations completed during the applicable reporting period (less any portion of such fees included in earnings);

(xxiv)
any fees of other amounts charged or credited to UPC Broadband and the guarantors related to intra-Group services may be excluded to the extent such fees or other amounts (i) are not included in UPC Broadband’s externally reported operating cash flow or equivalent measure or (ii) are deemed to be exceptional or unusual items;

(xxv)
to the extent not already included in operating income, the amount received from business interruption insurance and reimbursements of any expenses covered by indemnification or other reimbursement in connection with a permitted acquisition, investment or disposal of assets;

(xxvi)	earn out payments to the extent such payments are treated as capital payments under the accounting principles; and

(xxvii)
realised gains (losses) (to the extent not already included) arising out of the maturity or on termination of forward foreign exchange or other currency hedging contracts entered into with respect to operational cash flows,

(b)	amend the definition of Senior Debt so that it starts with the consolidated Financial Indebtedness of the Borrower Group and excludes:

(i)	intra-group borrowings;

(ii)	shareholder loans subordinated under the term of the existing Security Deed or under any intercreditor agreement on terms satisfactory to the Facility Agent (acting reasonably);

(iii)	borrowings represented by deposits or prepayments from subscribers/customers;

(iv)	borrowings of acquired companies that will be discharged within 6 months;

(v)	for the avoidance of doubt Financial Indebtedness arising by reason of mark-to-market fluctuations on hedging;

(vi)	borrowings from the holders of equity to the extent advanced pro rata and repayable only on liquidation;

(vii)
in respect of drawings under any Revolving Facility at the relevant time up to an amount of 0.25 multiplied by Annualised EBITDA for that latest Ratio Period (the “Revolving Facility Excluded Amount”);

(viii)
Financial Indebtedness of a member of the Borrower Group under which the person to whom the Financial Indebtedness is owed does not have or will not have recourse to any member of the Borrower Group other than recoveries made on enforcement and such person is not entitled to commence proceedings for the winding up of any member of the Borrower Group until after the Commitments have been reduced to zero and all amounts owing under the Finance Documents have been repaid in full; and

(ix)	Financial Indebtedness in respect of any contingent obligations.

31.	Senior Debt to Annualised EDITDA: amend Clause 17.2(a) (Financial Ratios) such that the Senior Debt to Annualised EBITDA financial ratio may not be greater than 4.50:1.00 for each Ratio Period.

32.
Interest Cover Covenant: remove the requirement for UPC Broadband to ensure that the ratio of EBITDA to Total Cash Interest is not less than certain ratios for each Ratio Period contained in Clause 17.2(b) (Financial Ratios) and remove any other references to such ratio.

33.	EBITDA to Senior Debt Service Covenant: remove the EBITDA to Senior Debt Service covenant set out in Clause 17.2(c) (Financial Ratios) and remove any other references to such ratio.

34.	EBITDA to Senior Interest Covenant: remove the EBITDA to Senior Interest covenant set out in Clause 17.2(d) (Financial Ratios) and remove any other references to such ratio.

35.	Total Debt to Annualised EDITDA: amend Clause 17.2(e) (Financial Ratios) such that the Total Debt to Annualised EBITDA financial ratio may not be greater than 5.50:1.00 for each Ratio Period.

36.
Pro forma EBITDA: amend Clause 17.3 (Calculations), so that, for the purposes of testing compliance with the financial ratios set out in Clause 18 (Financial Covenants) or in calculating EBITDA in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganization or otherwise:

(a)
the calculations are determined in good faith by a responsible financial or accounting officer and are made on a pro forma basis giving effect to all material acquisitions and disposals made by the Borrower Group (including in respect of anticipated expense and cost reductions) and including as a result of, or that would result from, any actions taken, committed to be taken or with respect to which substantial steps have been taken, by UPC Broadband or any other member of the Borrower Group including in connection with any cost reduction synergies or cost savings plan or program or in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganizations or otherwise (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared);

(b)
EBITDA for the relevant period will be calculated after giving pro forma effect thereto as if any incurrence, repayment, acquisition, discharge or disposal or acquisition occurred on the first day of such period; and

(c)
interest on any indebtedness that bears interest at a floating rate and that is being given pro forma effect shall be calculated as if the rate in effect on the date of calculation had been applicable for the entire period (taking into account any hedging in respect of such indebtedness).

37.	Equity Cures: amend Clause 17.4 (Cure provisions):

(a)	so that the financial ratios set out in Clause 17 (Financial Covenants) may be remedied by deeming that such cure proceeds are (as applicable):

(i)	added to Annualised EBITDA; or

(ii)	applied to reduce Senior Debt and/or Total Debt, as applicable, in each case, at the discretion of UPC Broadband;

(b)
to remove the requirement to repay or prepay the cure proceeds against any of the Facilities or Advances and to clarify that there is no requirement to repay or prepay all or any part of the Facilities or any Advances or to use the proceeds for any particular purpose; and

(c)	so that an equity cure may be effected up to 15 Business Days following the delivery of the financial statements which showed a breach.

38.	Additional Obligors: amend Clause 26.4 (Additional Obligors) to remove the obligation at sub-paragraph (b)(ii).

39.
Additional Borrowers: amend paragraph (c) of Clause 26.4 (Additional Obligors) to provide that any member of the Borrower Group may become a Borrower in respect of a Facility if (i) it would not be materially adverse to the interests of any Lender under that Facility as determined by each such Lender (acting reasonably), (ii) the Majority Lenders consent, (iii) such member of the Borrower Group is incorporated in the same jurisdiction as an existing Borrower under that Facility or (iv) each Lender in respect of any proposed Additional Facility agrees.

40.
Accounting Principles: amend, amongst other provisions, Clauses 15.9 (Accounts) and Clause 17.5 (Determinations) to permit UPC Broadband to elect (and to re-elect) to prepare its financial statements in accordance with IFRS or US GAAP; and adjust its financial covenants and definitions accordingly, or retain its existing financial covenants and definitions in each case in accordance with recent Liberty precedent (including provision of a reconciliation where applicable) provided that following any election to revert back to US GAAP the ratios, definitions and financial covenant levels in existence at the original date of the Credit Agreement (updated to reflect any other amendments made since the original date of the Credit Agreement) shall be automatically reinstated.

41.
Asset Securitisation Subsidiary: amend the Credit Agreement, as per recent Liberty precedent, to permit, amongst other things, acquisitions, disposals and investments in respect of asset securitisation subsidiaries and also to include (i) an ability for one or more members of the Borrower Group to provide limited recourse credit support by way of letter of credit, revolving facility commitment, guarantee or other credit enhancement up to a maximum amount of 25% of the principal amount of the indebtedness of an asset securitisation subsidiary (and such credit enhancement shall not count as Financial Indebtedness), (ii) the following as Permitted Security Interests: rights of set-off granted to any financial institution acting as a lockbox bank in connection with any asset securitisation programme or a receivables factoring transaction, security interests for the purpose of perfecting the ownership interests of a purchaser of receivables and related assets pursuant to any asset securitisation programme or a receivables factoring transaction, cash deposits or other security interests for the purposes of securing the limited recourse credit support at (i) above, security interests over investments in asset securitisation subsidiaries and liens arising in connection with other sales of receivables permitted under the Credit Agreement without recourse to the Borrower Group and (iii) an ability to make investments in cash in or to invest in indebtedness of asset securitisation subsidiaries. An asset securitisation subsidiary is any subsidiary of UPC Broadband or a Permitted Affiliate Parent that is engaged solely in the business of effecting or facilitating any asset securitisation programme or programmes or one or more receivables factoring transaction.

42.	Permitted Disposals:

(a)	amend the definition of Permitted Disposal at Clause 16.10(b) (Disposals) to include in addition to the existing “Permitted Disposals”:

(i)	a payment required to be made under the senior secured finance documents;

(ii)
disposals of property or other assets on bona fide arm’s length commercial terms in the ordinary course of business in consideration for, or to the extent that contractual arrangements are in place within 12 months of such disposals and the proceeds of that disposal are applied within 18 months after such disposal in the acquisition of property or other assets of a similar nature and approximately equal value to be used in the Business of the Borrower Group;

(iii)
disposals by one member of the Borrower Group to another member of the Borrower Group provided that, if such assets subject to the disposal are subject to existing security, the Borrower within 15 Business Days of such disposal ensures that the assets remain subject to security;

(iv)	disposals of any interest in real or heritable property by way of a lease or licence granted by a member of the Borrower Group to another member of the Borrower Group;

(v)
disposals of any assets pursuant to the implementation of an Asset Passthrough (as such term is defined in recent Liberty precedent) or of any funds received pursuant to the implementation of a Funding Passthrough (as such term is defined in recent Liberty precedent);

(vi)	disposals of property or other assets required to satisfy any pension plan contribution liabilities;

(vii)
disposals of accounts receivable on arms’ length terms pursuant to an asset securitisation programme or receivables factoring transactions (recourse and non-recourse), provided that the aggregate amount of all such securitisations or receivables factoring transactions does not exceed the greater of €250,000,000 and 5% of Total Assets at any time;

(viii)
disposals of shares or other interests in project companies, entities excluded from the Borrower Group which are subsidiaries of UPC Broadband or joint venture companies (each as defined in recent Liberty precedent) or the assignment of any Financial Indebtedness owed to a member of the Borrower Group by any project companies, entities excluded from the Borrower Group which are subsidiaries of UPC Broadband or a joint venture company;

(ix)
disposals of accounts receivables which have remained due and owing from a third party for a period of more than 90 days and in respect of which the relevant member of the Borrower Group has diligently pursued in the normal course of business and where such disposal is on non-recourse terms to a member of the Borrower Group;

(x)	disposals of assets subject to finance or capital leases pursuant to the exercise of an option by the lessee under such finance or capital leases;

(xi)
disposals of assets in exchange for the receipt of assets of a similar or comparable value provided that where the assets being disposed of and replaced exceed a book value of €50,000,000, a certificate signed by an authorised signatory of UPC Broadband is delivered to the Facility Agent certifying (without personal liability) that the assets being received by the relevant member of the Borrower Group are of a similar or comparable value to the assets being disposed of;

(xii)
disposals constituting the surrender of tax losses by any member of the Borrower Group (i) to another member of the Borrower Group, (ii) to any member of the Wider Group where the surrendering company receives fair market value for such tax losses from the relevant recipient, and (iii) in order to eliminate, satisfy or discharge any Tax liability of a former member of the Wider Group which has been disposed of in accordance with the terms of the Credit Agreement where a member of the Borrower Group would incur a liability if the Tax liability were not so eliminated, satisfied or discharged;

(xiii)
disposals of assets to and sharing assets with any person who is providing services the provision of which have been or are to be outsourced to that person by any member of the Borrower Group subject to certain conditions reflected as set out in recent Liberty precedent and where the value of those assets does not exceed 5% of Bank Group Consolidated Revenues (as defined in recent Liberty precedent and subject to a carry forward to the following year);

(xiv)	disposals of assets pursuant to sale and leaseback transactions where the aggregate fair market value does not exceed the greater of €250,000,000 and 5% of total assets in any financial year;

(xv)	disposals of non-core assets acquired in connection with a transaction permitted under Clause 16.11 (Acquisitions and Mergers);

(xvi)
disposals in connection with any sale , transfer, demerger, contribution, spin off or distribution of, any creation or participation in a joint venture and/or entering into a transaction or taking action with respect to, any assets, undertakings and/or businesses of the Borrower Group which compromise all or part of a business division within or outside of the Borrower Group, in each case, where such transaction has the prior approval of the Majority Lenders;

(xvii)	disposals constituted by licences of intellectual property rights permitted by Clause 16.18 (Intellectual Property Rights);

(xviii)	disposals of assets made pursuant to the establishment of a Permitted Join Venture or the disposal of assets to a Permitted Joint Venture;

(xix)	disposals made in relation to a compulsory purchase order or any other order of any agency of state, authority or other regulatory body not exceeding €25,000,000 in any financial year;

(xx)	disposals by any member of the Borrower Group of customer premises equipment to a customer;

(xxi)
disposals of assets on arm’s length commercial terms where the cash proceeds of the disposal are reinvested within 12 months of the date of the disposal (or 18 months of the date of the disposal if, within 12 months, the proceeds are contractually committed to be so applied);

(xxii)	disposal of real property if the fair market value in any financial year does not exceed the greater of €250,000,000 and 5% of total assets;

(xxiii)
direct or indirect sale (or otherwise) of any part of a present or future undertaking, shares, property, rights or remedies or other assets by one or a series of transactions, related or not, required by a regulatory authority or court of competent jurisdiction; and

(xxiv)	disposals of assets where the aggregate fair market value does not exceed the greater of €50,000,000 and 1% of total assets in any financial year; and

(b)
a new paragraph (e) at Clause 16.10 such that if a transaction (or any portion) meets the criteria of a Permitted Disposal and also meets the criteria of a Permitted Payment, the Borrower, in its sole discretion, will be entitled to divide and classify such transaction (or any portion) as a disposal permitted under Paragraph (b) of Clause 16.10 (Disposals) and/or a Restricted Payment permitted under Clause 16.13 (Restricted Payments) in accordance with recent Liberty precedent.

43.
Asset Passthrough and Funding Passthrough: amend, amongst others, Clauses 16.10 (Disposals), 16.11 (Acquisitions and mergers), 16.12 (Restrictions on Financial Indebtedness), 16.13 (Restricted Payments) and 16.14 (Loans and Guarantees) and any related definitions to permit, as per recent Liberty precedent, (i) asset transfers between a holding company of a Borrower outside of the Borrower Group and/or any other members of the wider Liberty group (excluding members of the Borrower Group) where such assets pass through one or more members of the Borrower Group before being finally transferred to the relevant holding company or wider Liberty group member (as applicable), subject to certain restrictions and (ii) funding transfers between a holding company of a Borrower outside of the Borrower Group and/or any other members of the wider Liberty group (excluding members of the Borrower Group) where funding is passed through one or more members of the Borrower Group before being finally being transferred to the relevant holding company or wider Liberty group member (as applicable), subject to certain restrictions.

44.
Project Companies: amend the Credit Agreement to permit, as per recent Liberty precedent, amongst other things (a) the disposal of shares or other interests (including shareholder loans) in any special purpose company or its holding company whose creditors have no recourse to any member of the Borrower Group (except to the extent of any security granted over such shares or other interests) and (b) the grant of security over the shares or other interests in, or the assets of, such special purpose company (or its holding company).

45.	Content Transactions: amend the Credit Agreement, as per recent Liberty precedent, such that, amongst other things:

(a)	an amount (being the greater of €250,000,000 and 5% of total assets) of net proceeds are not required to be prepaid against the Facilities in mandatory prepayment; and

(b)	payments (being up to the greater of €250,000,000 and 5% of total assets) in respect thereof will constitute Permitted Payments, in respect of any sale, distribution or other transaction relating to any broadcasting or distribution rights or images, audio, visual or interactive content provided that no Event of Default is continuing or would occur as a result of such transaction.

46.	Permitted Acquisitions: amend the Permitted Acquisitions definition to include in addition to the existing “Permitted Acquisitions”:

(a)
the purchase of or investment in Cash Equivalent Investments or marketable securities (as defined in recent Liberty precedent) (including by way of consideration in respect of any disposal as contemplated in Clause 16.10 (Disposals));

(b)	the incorporation of a company or the acquisition of an “off-the-shelf” company which is or becomes a member of the Borrower Group;

(c)
any acquisition by any member of the Borrower Group in connection with a disposal permitted under Clause 16.10 (Disposals) and any acquisition by a member of the Borrower Group of shares issued in a Subsidiary of UPC Broadband or a subsidiary of any Permitted Affiliate Parent (as such term is defined in recent Liberty precedent) which in any case is a member of the Borrower Group and which will, after the acquisition of such shares, become a wholly-owned direct or indirect Subsidiary of UPC Broadband or a subsidiary of any Permitted Affiliate Parent as the case may be, provided that if the other shares of such Subsidiary are subject to existing Security Interests such newly issued shares shall also be subject to any existing Security Interest within 10 Business Days of their issue;

(d)	any acquisition made by a member of the Borrower Group pursuant to the implementation of an asset passthrough or a funding passthrough;

(e)
any acquisition by a member of the Borrower Group of any loan receivable security or other asset by way of capital contribution or in consideration of the issue of any securities or of subordinated debt;

(f)	the acquisition of any leasehold interest in any assets which are the subject of a sale and lease back permitted under Clause 16.10 (Disposals);

(g)
arising from the conversion of any company (the “Original Company”) from one form of organisation to another form of organisation provided that (i) if, prior to the time of such conversion, the Security Agent has the benefit of security over the shares of such Original Company or such Original Company is an Obligor, then UPC Broadband shall ensure that the Security Agent is provided with Security Interests over the equivalent ownership interests in, and substantially all of the assets of, the converted organisation of at least equivalent nature and ranking to the Security Interest previously provided by the Original Company and (ii) the Security Agent is satisfied that any possibility of such additional Security Interest being challenged or set aside is not materially greater than the such possibility in respect of the share capital of the Original Company;

(h)
investments in any asset securitisation subsidiary in connection with any asset securitisation programme or receivables factoring transaction otherwise permitted by Clause 16.10 (Disposals) that is reasonably necessary or advisable to effect such asset securitisation programme or receivables factoring programme;

(i)
an amendment to increase the de minimis threshold on Majority Acquisitions to refer to €250,000,000 as the threshold amount rather than €40,000,000 and to extend the period of time for UPC Broadband to deliver a certificate in respect of such Majority Acquisition to the Facility Agent from 15 to 60 days;

(j)
in respect of Majority Acquisitions, to delete any requirement to provide a business plan, acquisition business plan, or other financial projections subject however to retention of a requirement to certify pro forma compliance with the ratio of Senior Debt to Annualised EBITDA and being less than or equal to 4.50:1.00; increase time period for deliverables to within 60 days of the acquisition; provide that any certificate required may be signed by an authorized officer of the Borrower; and make such other conforming changes required to bring in line with recent Liberty precedent.

(k)
any acquisition of share capital of any existing member of the Borrower Group provided that if any share capital in such member of the Borrower Group is subject to existing Security Interests such acquired share capital shall also be subject to a Security Interest within 10 Business Days;

(l)	any purchase or acquisition of assets in the ordinary course of business; and

(m)
acquisitions which are not otherwise permitted under the definition of Permitted Acquisitions provided that the aggregate consideration paid in respect of such acquisitions does not exceed 300,000,000.

47.	Permitted Joint Ventures: amend the Permitted Joint Venture provisions to, in addition to the existing “Permitted Joint Ventures”:

(a)
increase the de minimis threshold on JV Minority Acquisitions to refer to €250,000,000 as the threshold amount rather than €40,000,000 and to extend the period of time for UPC Broadband to deliver a certificate in respect of such JV Minority Acquisitions to the Facility Agent from 15 to 60 days; and

(b)
delete any requirement to provide a business plan, acquisition business plan, or other financial projections subject however to retention of a requirement to certify pro forma compliance with the ratio of Senior Debt to Annualised EBITDA and being less than or equal to 4.50:1.00; increase time period for deliverables to within 60 days of the acquisition; provide that any certificate required may be signed by an authorized officer of the Borrower; and make such other conforming changes required to bring in line with recent Liberty precedent.

48.	Permitted Financial Indebtedness: amend the definition of Permitted Financial Indebtedness to, in addition to the existing “Permitted Financial Indebtedness”:

(a)	permit any Financial Indebtedness arising in relation to either an asset passthrough or a funding passthrough;

(b)
permit vendor financing arrangements and sale and leaseback transactions provided that the pro forma Senior Debt to Annualised EBITDA is equal to or less than, 4.50:1.00 provided that the vendor financing provider or lessor is not permitted to benefit from any Security Interest other than the assets subject to such financing arrangements;

(c)
permit members of the Borrower Group to give subordinated unsecured guarantees in respect of any debt issued by a Holding Company of UPC Broadband in accordance with recent Liberty precedent subject to the terms of an intercreditor agreement on terms satisfactory to the Facility Agent (acting reasonably);

(d)
permit any Financial Indebtedness arising in respect of any performance bond, guarantee, standby letter of credit or similar facility entered into by any member of the Borrower Group to the extent that cash is deposited as security for the obligations of such member of the Borrower Group thereunder;

(e)
permit Financial Indebtedness of asset securitisation subsidiaries (as described above) incurred solely to finance any asset securitisation programme or receivables factoring transaction otherwise permitted under the definition of Permitted Disposals;

(f)
permit Financial Indebtedness arising under tax-related financings designated in good faith as such by prior written notice from the Borrower to the Facility Agent provided that such indebtedness does not exceed €250,000,000 at any time;

(g)
permit Financial Indebtedness which is incurred by an Obligor provided that (after the incurrence of such indebtedness) on the quarterly Accounting Period prior to such incurrence the ratios contained within Clause 17.2 (Financial Ratios) are not exceeded or breached, calculated on a pro forma basis, and provided further that the Financial Indebtedness is subject to the terms of an intercreditor agreement on terms satisfactory to the Facility Agent (acting reasonably);

(h)
permit Financial Indebtedness in connection with Senior Secured Notes (as such term is defined in recent Liberty precedent) and any guarantee in respect of any Senior Secured Notes given by a member of the Borrower Group which is an Obligor subject to the terms of an intercreditor agreement, on terms satisfactory to the Facility Agent (acting reasonably);

(i)
include a provision such that if that Financial Indebtedness meets the criteria of more than one of the types of Permitted Financial Indebtedness in the definition of Permitted Financial Indebtedness, UPC Broadband, in its sole discretion, may classify such item of Financial Indebtedness on the date of its incurrence and shall only be required to include the amount and type of such Financial Indebtedness in one of the limbs of that definition and will be permitted on the date of such incurrence to divide and classify an item of such Financial Indebtedness in more than one of such limbs, and, from time to time, may reclassify all or a portion of such Financial Indebtedness;

(j)
at Clause 16.12(b)(xi), delete the requirements that such Financial Indebtedness was not incurred in contemplation of the acquisition and that it is discharged within 6 months of the date of completion of the acquisition; and

(k)	at Clause 16.12(b)(xvii), permit any member of the Borrower Group to incur Financial Indebtedness under this general basket of up to an aggregate of the greater of €250,000,000 and 5% of total assets.

49.
Permitted Transaction: include a definition of “Permitted Transaction” and make consequential amendments to the Credit Agreement to ensure the following are permitted by the covenants in accordance with recent Liberty precedent:

(a)
transactions conducted in the ordinary course of trading on arm’s length terms (other than (i) any sale, lease, licence, transfer or other disposal and (ii) the granting or creation of any Security Interest or the incurring or permitting to subsist of Financial Indebtedness);

(b)	a post-closing reorganisation and spin offs in line with recent Liberty precedent;

(c)	any other transaction approved by the Majority Lenders; and

(d)	the solvent liquidation or reorganisation of any member of the Borrower Group which is not an Obligor so long as distributions are made to other members of the Borrower Group.

50.
New Notes Issuances and Additional Senior Secured Debt: amend the Finance Documents to provide that (subject to certain protections such that creditors of the new indebtedness are not structurally senior to the Lenders) any member of the Borrower Group (including a newly incorporated company which is a member of the Borrower Group) may issue notes and incur additional term or revolving debt or operational expenditure facilities which rank pari passu with the rights of the Lenders and shall be capable of being secured by the transaction security and provided that the proceeds of such debt may be used to, amongst other things, refinance the Additional Facilities and for general working capital or operational purposes provided that (other than in the case of a refinancing of other secured Financial Indebtedness in the same or a lesser principal amount) such Financial Indebtedness is Permitted Financial Indebtedness.

51.
Permitted Business: delete the definition of Permitted Business so that there are no geographic restrictions and delete Clause 16.8 (Permitted Business) and replace it with a clause that provides that no member of the Borrower Group shall, without the prior written consent of the Majority Lenders or save as otherwise permitted by the terms of this Agreement, make any change in the nature of its business as carried on immediately prior to the date of the amendment and restatement, which would give rise to a substantial change in the business of the Borrower Group taken as a whole from that set forth in the definition of Business, provided that such clause shall not be breached by an Obligor or any member of the Borrower Group making a permitted disposal, a permitted acquisition or investment or entering into any permitted joint venture, in line with recent Liberty precedent.

52.	Permitted Payments:

(a)	amend the definition of Permitted Payment to include in addition to the existing “Permitted Payments”:

(i)	a de minimis threshold of €5,000,000 under which the restrictions on entering into transactions with a Restricted Person in Clause 16.13 (Restricted Payments) will not apply;

(ii)	payments in respect of a Permitted Acquisition or a Permitted Disposal;

(iii)	paragraph (b) of the definition containing a carve out for management fees to be amended to refer to the greater of €50,000,000 and 1% of total assets of the Borrower Group in any financial year;

(iv)	payments to the extent required to pay subordinated notes trustee amounts;

(v)	following the occurrence of an Event of Default, payments to the extent required to fund Permitted Payments not otherwise prohibited under the Intercreditor Agreement as amended from time to time;

(vi)	payments to the extent such distribution, dividend, transfer of assets, loan or other payment is in respect of a nominal amount;

(vii)
payments made directly by means of discounts with respect to any participation interest issued or sold in connection with an asset securitisation programme or receivables factoring transaction which is otherwise permitted under the Credit Agreement;

(viii)
payments or distributions or the repayment of a loan or redeemable equity made pursuant to an Asset Passthrough or a Funding Passthrough, in each case, funded from cash generated by entities outside of the Borrower Group;

(ix)
payments or distributions, or the repayment of a loan, or the redemption of loan stock or redeemable equity made to any member of the Wider Group (other than a member of the Borrower Group) provided that (i) an amount equal to such payment is reinvested by such member of the Wider Group (other than a member of the Borrower Group) into a member of the Borrower Group within three days of receipt thereof; (ii) the total amount of such payments and reinvested amounts does not exceed €300,000,000 and (iii) where such payments are made in cash, any reinvested amounts are also made in cash provided that reinvested amounts shall be in the form of subordinated debt, equity or the repayment of an intercompany loan or advance;

(x)
payments of any dividend, payment, loan or other distribution, or the repayment of a loan or the redemption of loan stock or redeemable equity, in each case, which is required in order to facilitate the making of payments by any person and to the extent required by the terms of (i) the Finance Documents, (ii) the Senior Secured Notes (as such term is defined in recent Liberty precedent), (iii) Holdco Debt (as defined in recent Liberty precedent), subject to the same conditions as set out in recent Liberty precedent, (iv) by the terms of any hedging agreements of Holdco Debt to which any immediate holding company of UPC Broadband is a party and which is not prohibited by the terms of an intercreditor agreement on terms satisfactory to the Facility Agent (acting reasonably) and (v) for the purposes of implementing a Content Transaction or Business Division Transaction (as each term is defined in recent Liberty precedent);

(xi)
payments to enable any holding company of a member of the Borrower Group to pay taxes that are due by such holding company but which are allocable to (I) the Borrower Group and due by such holding company as a result of the Borrower Group being included in a fiscal unity with such holding company or (II) acting as a holding and/or financing company of the Borrower Group;

(xii)	transactions contemplated by a disposal or similar transaction required by a regulatory authority or a court of competent jurisdiction;

(xiii)
payments of an amount up to €250,000,000 from the cash proceeds of a Content Transaction (as such term is defined in recent Liberty precedent) provided that no Event of Default has occurred and is continuing;

(xiv)
payments made to the Borrower’s holding company and any permitted affiliate of the Borrower’s holding company of amounts outstanding in relation to Subordinated Shareholder Loans or subordinated debt the proceeds of which are to be used by such holding company of the Borrower to refinance debt which it has incurred in an amount equal to the amount of Subordinated Shareholder Loan or subordinated debt received by the Borrower’s holding company;

(xv)	payments made with the consent of the Majority Lenders;

(xvi)	payments to any direct or indirect shareholder of a member of the Borrower Group for out-of-pocket expenses incurred in connection with its direct or indirect investment in a Borrower Group company;

(xvii)
payments for certain holding company expenses (as defined in accordance with a recent Liberty precedent) including expenses payable in connection with, amongst other things, compliance with laws and regulations, reporting obligations, related indemnification payments, employee, directors and officers insurance policies and general corporate overhead expenses);

(xviii)
payments for financial advisory, financing, underwriting or placement services or other investment banking activities, in particular acquisitions or divestitures, approved by the board of the holding company;

(xix)
any other distribution, dividend, transfer of assets, loan or other payment not falling within the other limbs of the definition and not exceeding an aggregate amount of the greater of €250,000,000 and 5% of total assets in any financial year;

(xx)
payment of an amount corresponding to the Revolving Facility Excluded Amount at any time provided that if at any time after a Permitted Payment under this limb is made the revolving facility is prepaid or repaid in full or in part, a further Permitted Payment may be made under this limb equal to (A) if in full, the Revolving Facility Excluded Amount; and (B) if in part, the lower of an amount equal to (i) the Revolving Facility Excluded Amount and (ii) the amount of the partial prepayment or repayment referred to above, at any time after the date of such repayment (in each case in accordance with recent Liberty precedent);

(xxi)	payments in connection with any earn out;

(xxii)
the transfer of tax losses to Restricted Persons (provided that the amount of such tax losses shall be deemed reduced by any payment received by any member of the Borrower Group from any Restricted Person for such tax losses) subject to pro rata leverage covenant compliance and no default having occurred or occurring;

(xxiii)
payments in relation to any tax losses received by any member of the Borrower Group from any Restricted Person provided that such payments shall only be made in relation to such tax losses in an amount equal to the amount of tax that would have otherwise been required to be paid by any member of the Borrower Group if those tax losses were not so received and such payment shall only be made in the tax year in which such losses are utilised by any member of the Borrower Group; and

(xxiv)
payments to fund the purchase of any management equity which is subsequently transferred to other or new management (together with the purchase or repayment of any related loans) and/or to make other compensation payments to departing management.

(b)	amend Clause 16.13 (Restricted Payment) to include a provision, such that if a Permitted Payment meets the criteria of more than one of the categories described, UPC Broadband will be entitled to classify such Permitted Payment (or portion thereof) on the date of its payment or later reclassify such Permitted Payment (or portion thereof) in any manner that complies with the covenant in that Clause; and

(c)
amend Clause 16.13 (Restricted Payment) to exclude Permitted Affiliate Transactions from the restriction in such Clause (with a new definition of such term to be included, consistent with recent Liberty precedent) and so that such Clause does not restrict transactions to the extent they constitute Permitted Payments.

53.	Permitted Loans: amend Clause 16.14 (Loans and Guarantees):

(a)	to include a limb for counter guarantees in relation to any rental guarantees;

(b)
to include any credit given by a member of the Borrower Group to another member of the Borrower Group which arises by reason of a cash pooling, set off or other cash management arrangements of the Borrower Group or by reason of other credits relating to services performed or allocation of expenses;

(c)	to include a limb for loans to employees in the ordinary course of employment or to fund exercise of share options or purchase of capital stock of up to €10,000,000 in aggregate;

(d)	to include a loan made by a member of the Borrower Group pursuant to either an asset passthrough or a funding passthrough;

(e)
to include a limb to include loans made by a member of the Borrower Group to a member of the Wider Group where the proceeds of the loan are to be used to make payments or for guarantees in relation to any senior unsecured notes (as such term is defined in the recent Liberty precedent) or to make Permitted Payments, provided that no Event of Default has occurred and is continuing or to fund any Permitted Payments following the occurrence of an Event of Default which are not prohibited under the terms of the Intercreditor Agreement as amended from time to time;

(f)	to include loans granted by any member of the Borrower Group to a member of the Wider Group where the indebtedness outstanding relates to intra-group services in the ordinary course of business;

(g)	to provide for the granting of customary title guarantees given in connection with the assignment of leases which are permitted under Clause 16.10 (Disposals);

(h)	to include any loans arising from Subscribers (as defined in recent Liberty precedent) resulting from deferred purchase terms;

(i)	to include loans made which are Permitted Financial Indebtedness or are in connection with Permitted Acquisitions;

(j)	to replace the reference to €100,000,000 in paragraph (f) with €300,000,000 to increase the basket for lending transactions in connection with permitted acquisitions;

(k)	to permit customary liquidity loans in connection with a permitted asset securitisation program or receivables factoring transaction; and

(l)	to provide for the Borrower to be able to make loans and guarantees under a general basket of up to an aggregate of the greater of €100,000,000 and 2% of total assets.

54.	Permitted Security Interest: Amend the definition of “Permitted Security Interest” to include Security Interests in addition to the existing “Permitted Security Interests”:

(a)	which arise under any senior secured finance document which is subject to the term of an intercreditor agreement on terms satisfactory to the Facility Agent (acting reasonably);

(b)
which arise by operation of law or by a contract having a similar effect or under an escrow arrangement required by a trading counterparty or a member of the Borrower Group in each case entered into in the ordinary course of business of the relevant member of the Borrower Group;

(c)
which arise in respect of any right of set-off, netting arrangement, title transfer or title retention arrangements which arise in the ordinary course of business or by operation of law, under banking arrangements, retention of title arrangements or hedging arrangements;

(d)	which arise from any finance leases, sale and leaseback arrangements or vendor financing arrangements which are permitted under Clause 16.12 (Restrictions on Financial Indebtedness);

(e)
which arise over any asset acquired by a member of the Borrower Group and subject to which such asset is acquired provided that such Security Interest was not created in contemplation of the acquisition of the asset and the Financial Indebtedness secured thereby (i) is Financial Indebtedness of the relevant acquiring member of the Borrower Group, (ii) is Permitted Financial Indebtedness on the basis that it existed at the date of completion of a Permitted Acquisition or is Financial Indebtedness under permitted sale and leaseback transactions or vendor financing arrangements and (iii) the amount of such Financial Indebtedness is not increased at any time;

(f)
which arise over any property or other assets to satisfy any pension plan contribution liabilities provided that the value of such property and assets, taken together in aggregate, and together in aggregate with any disposals permitted pursuant to (a)(vi) of clause 42 above, do not exceed €150,000,000 at any time;

(g)
constituted by a rent deposit deed entered into on arm’s length commercial terms and in the ordinary course of business which secure obligations of a member of the Borrower Group in relation to property leased to a member of the Borrower Group;

(h)	which is granted over the shares of indebtedness owed by or over assets attributable to a Project Company (as such term is defined in recent Liberty precedent) or a Permitted Joint Venture;

(i)
over cash deposited as security for the obligations of a member of the Borrower Group in respect of a performance bond, guarantee, standby letter of credit or similar facility entered into in the ordinary course of business by a member of the Borrower Group; and

(j)
which is created by a member of the Borrower Group in favour of the Security Agent in substitution for any Security Interest under an existing Security Document provided that the principal amount secured thereunder may not be increased unless any Security

Interest in respect of such increased amount would be otherwise permitted under the Credit Agreement.

55.	Changes to Thresholds:

(a)
in the definition of Permitted Security Interest, permit the Borrower to secure Financial Indebtedness on a pari passu or junior-ranking basis provided that (other than in the case of a refinancing of other secured Financial Indebtedness in the same or a lesser principal amount) the Senior Debt to Annualised EBITDA ratio on a pro forma basis would not be greater than 4.50:1.00 and provided that such Financial Indebtedness is subject to an intercreditor agreement on terms satisfactory to the Facility Agent (acting reasonably) and where (in the case of such Financial Indebtedness being secured on a junior-ranking basis) the rights of the holders of such Financial Indebtedness in respect of any payment will be contractually subordinated to the rights of the Lenders on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt, as referred to in recent Liberty precedent);

(b)
in Paragraph (n) of the definition of Permitted Security Interest, provide that the Borrower may secure Financial Indebtedness under this general basket of up to the greater of €250,000,000 and 5% of total assets, such security to be either on assets not subject to the security in favour of the Lenders or otherwise secured on a junior ranking basis over assets subject to the Lenders’ security (in the latter case provided that the rights of the holders of such Financial Indebtedness in respect of any payment will be contractually subordinated to the rights of the Lenders on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt, as referred to in recent Liberty precedent); and

(c)	in Clause 18.5 (Cross default), delete references to €15,000,000 and €50,000,000 and replace them with €75,000,000.

56.
Security and Guarantee Release: amend the relevant provisions of the Credit Agreement (in particular Clauses 26.4 (Additional Obligors), and 16.23 (Share Security)) to provide that, subject to certain thresholds being met no Obligor nor any other member of the Borrower Group is required to provide any Security or guarantee other than (i) Security over the shares that it holds in any Obligor, (ii) Security required under the terms of the Credit Agreement in respect of Subordinated Shareholder Loans, (iii) Security over loans made by Obligors to other members of the Borrower Group in accordance with clause 16.14 (Loans and guarantees) and (iv) a guarantee from the Obligors under the terms of the Credit Agreement and include a provision to authorise the Security Agent to release any other Security or guarantees other than the aforementioned and to release Security and guarantees in respect of Permitted Disposals and to permit relevant Security to be released if a Guarantor resigns and that guarantors can resign provided that the guarantor coverage test would still be met notwithstanding such release.

57.	Events of Default:

(a)	amend Clause 1.2 (Construction) to clarify that both a Default and an Event of Default is not continuing if remedied or waived;

(b)
amend Clause 18.2 (Non-payment) to delete the qualification relating to technical or administrative errors and to include a 3 Business Day grace period for payment of principal and a 5 Business Day grace period for any other payments;

(c)
include a new Paragraph (v) of Clause 18.6 (Insolvency) by clarifying that commencing negotiations with the Finance Parties will not constitute an Event of Default under this Paragraph and amend Paragraph (a) of Clause 18.7 (Insolvency Proceedings) including a general exclusion for contested proceedings that are frivolous, vexatious or an abuse of the process of the court but without the requirement to provide a legal opinion with respect thereto to the Facility Agent;

(d)
amend Clause 18.5 (Cross default) to carve out circumstances being contested in good faith, Financial Indebtedness relating to hedging permitted under the Credit Agreement where a termination event arises as a result of a financing and Financial Indebtedness that is cash collateralised and such cash is available for application in satisfaction of this indebtedness in each case in line with recent Liberty precedent; and

(e)	delete Clause 18.14 (Seizure), Clause 18.15 (Environmental Matters) 18.17 (Material Contracts) (and all references to Material Contracts) and Clause 18.19(b) (ERISA).

58.
Impaired Agent: amend the Credit Agreement to provide for impaired agent provisions language used in recent Liberty precedent and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market so that alternative payment and notice arrangements are permitted if the Facility Agent is impaired.

59.
Defaulting Lender: include standard defaulting lender provisions used in recent Liberty precedent and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market so as the commitments of a defaulting lender may be cancelled and it will have no rights to vote in respect of such cancelled commitments. Clarify that no commitment fee will be payable to a defaulting lender.

60.	Replacement of Agent/Security Agent: amend Clause 19.14 (Resignation of Agents), in accordance with recent Liberty precedent, to:

(a)
remove the requirements for UPC Broadband to: (a) be unsatisfied with the performance of the Agent; (b) specify reasonable grounds for replacement in the relevant notice and (c) add a requirement that no Default is outstanding at the relevant time;

(b)	provide that UPC Broadband may remove the Facility Agent if the status or identity of the Facility Agent causes any Obligor to become liable for any withholding tax in connection with FATCA; and

(c)	provide that UPC Broadband will have the right to appoint a successor Facility Agent without the Lenders’ consent twice during the life of the Facilities, and, in each case, permits the removal of the Security Agent as the joint creditor for the purposes of any “parallel debt”.

61.
Assignments / Transfers of Lenders: clarify that the Borrower should have the right to withhold consent in respect of an assignment/transfer of any revolving credit facility to an entity which is not a lender under a revolving facility to the wider Liberty group (subject to no consent being required in the case of transfers to other Lenders or affiliates of Lenders or following an event of default which is continuing). There should be no unreasonableness or delay qualifier on this right (in respect of any revolving credit facility only) and no deemed consent concept.

62.
Replacement of a Lender: amend the Credit Agreement to include the right to replace a Lender (in whole and at par) if the Obligor becomes obliged to make payment under Illegality, Increased Costs, Tax Gross up or Tax Indemnity provisions to any Lender, if a Lender invokes the provisions of Clause 11.2 (Market Disruption) or if a Lender is a defaulting lender.

63.
Expenses: amend Clause 21.2 (Amendment costs) to make legal fees subject to any agreed caps; and Clause 22 (Stamp Duties) to ensure that any liability of the Borrower for the payment of any tax (including stamp taxes) does not extend to taxes payable in respect of an assignment or transfer of a Lender’s interest.

64.	Amendments:

(a)
amend Clause 25 (Amendments and waivers) to introduce a class exception, whereby any amendment or waiver that relates only to the rights or obligations of a particular utilisation or Facility and does not materially and adversely affect the rights or interests of Lenders in respect of other utilisations or Facilities only requires the consent of the relevant proportion of Lenders participating in such Utilisation or Facility;

(b)
amend Clause 25.2 (Exceptions) to require the consent of affected Lenders only and not all Lenders (and make any consequential changes by amending for example, all references to matters requiring all Lender consent to only requiring affected Lender consent);

(c)
include a new paragraph (e) to Clause 25.2 (Exceptions), to permit the Facility Agent to make technical, minor, operational and OID amendments without consent from any Lenders, on terms consistent with recent Liberty precedent as at the date of implementation of the amendments;

(d)
include a new clause 25.5 (Calculation of Consent), such that where a request for a waiver of, or an amendment to, any provision of any Finance Document has been sent by the Facility Agent to the Lenders at the request of an Obligor, each Lender that does not respond to such request for waiver or amendment within 10 Business Days after receipt by it of such request (or within such other period as the Facility Agent and UPC Broadband shall specify), shall be excluded from the calculation in determining whether the requisite level of consent to such waiver or amendment was granted; and

(e)
include a new paragraph (f) of Clause 25.2 (Exceptions) such that the release of guarantees and security under the Finance Documents (and not in accordance with the Finance Documents) requires the consent of affected Lenders whose undrawn Commitments and participations are greater than 90 per cent. of all undrawn Commitments and participations and delete paragraph (a)(x) of Clause 25.2 (Exceptions).

65.
Covenant Compliance: disapply Clause 4.3 (Pro forma covenant compliance) so that there is no drawstop if the financial covenants would not be complied with in relation to a rollover of a revolving credit facility Advance or the redrawing of a term Advance.

66.
Indemnification requirements: amend the Credit Agreement in respect of any indemnity granted by the Borrower to conform to recent Liberty precedent including, amongst others, amending Clause 10.3 (Tax Indemnity) such that the indemnity is paid within 10 Business Days and the loss is calculated on a reasonable basis.

67.
Non-consenting Lenders: include a provision whereby if 80 per cent. of affected Lenders have consented to a request for an amendment or waiver, UPC Broadband may elect to replace any Lender that has not consented to such request by procuring that its relevant Commitments are acquired at par in accordance with the provisions in recent Liberty precedent.

68.	References: amend the Credit Agreement:

(a)	so that all references to any party include any assignees, transferees, successors in title and merged entities thereof; and

(b)	to take account of the fact that certain Facilities under the Credit Facility have been (as at the date of this Agreement) repaid and cancelled in full.

69.
Subsidiary: amend the definition of Subsidiary so that for the purposes of the financial covenants and related provisions that a “Subsidiary” of a person includes legal entity which is accounted for under applicable GAAP or IFRS as a Subsidiary.

70.	Material Adverse Effect: amend definition of Material Adverse Effect so that it relates only to payment obligations and not “other material obligations”.

71.
Certain Funds Acquisitions: amend Clause 4.2 (Further Conditions Precedent) to provide that the relevant Additional Facility Lenders may amend or waive any of the conditions at paragraphs (a) and (b) in relation to any Advance under an Additional Facility in relation to an acquisition where the relevant vendor requires, or it is commercially advantageous in connection with any competitive bid process that, such acquisition is completed on a certain funds basis other than an Event of Default that has arisen under Clause 18.2 (Non-payment) or Clauses 18.6 (Insolvency) to 18.10 (Similar proceedings).

72.
Calculation of EURIBOR/LIBOR: amend the Credit Agreement to include provisions for the calculation of EURIBOR/LIBOR in accordance with recent Liberty precedent and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market provided that in no circumstances will EURIBOR/LIBOR be deemed to be zero and to include a requirement for the Facility Agent to notify the relevant Borrower of each funding rate.

73.
Voluntary cancellation/prepayment: amend clauses 7.2 (Voluntary cancellation) and 7.3 (Voluntary prepayment) to delete the references to delivering to the Facility Agent a duly completed Cancellation Notice not less than “five” Business Days prior to the due date of the cancellation/prepayment and replace it with a reference to not less than “three” Business Days or such other time period agreed between UPC Broadband and the Facility Agent prior to the due date of the cancellation/prepayment.

74.
Deferred Acquisition Costs: amend the thresholds in clause 4.4 (Deferred Acquisition Costs) such that the reference to €100,000,000 is replaced with a reference to €250,000,000 and the references to €150,000,000 are replaced with references to €300,000,000.

75.
Additional Facility Accession Agreement: amend the Additional Facility Accession Agreement definition to delete the reference to “with such amendments as the Facility Agent may approve or reasonably require” and replace it with a reference to “with such amendments as may be agreed between UPC Broadband and the relevant Lender or Lenders under the proposed Additional Facility”.

76.
Guarantor Coverage: replace the reference to “95%” at paragraph (b)(i)(B) of Clause 26.4 (Additional Obligors) with a reference to “80%” and at paragraph (b)(i)(A) of Clause 26.4 (Additional Obligors) replace “the Guarantors as of the Effective Date (other than UPC Broadband, any UPC Broadband Holdco, UPC Holding and UPC Holding II) and their respective Subsidiaries” with “the Guarantors as of the Effective Date (other than UPC Broadband, any UPC Broadband Holdco, UPC Holding, UPC Holding II and any Subsidiary of UPC Broadband that is a Holding Company of all other Subsidiaries of UPC Broadband) and their respective Subsidiaries”.

77.	UGCE Borrower Group: amend the definition of UGCE Borrower Group so that it refers to UPC Holding and any other company of which UPC Broadband is a Subsidiary and which is a Subsidiary of UPC Holding.

78.	Benefit of Maintenance Covenant: amend the Credit Agreement to provide that:

(a)
the maintenance covenants at Clause 17.2 (Financial ratios) shall only be for the benefit of those Lenders under Additional Facilities that (i) are stated to have the benefit of such maintenance covenants or (ii) do not contain a statement that they do not have the benefit of such maintenance covenants, in each case, in the relevant Additional Facility Accession Agreement;

(a)
a new definition of “Composite Maintenance Covenant Instructing Group” is included which shall consist of a Lender or Lenders whose Additional Facility Commitments in respect of Additional Facilities that benefit from the maintenance covenants at Clause 17.2 (Financial ratios) amount in aggregate to more than 50% of the total Additional Facility Commitments in respect of Additional Facilities that benefit from the maintenance covenants calculated in accordance with the new clause 25.5 (Calculation of Consent) (as referred to in paragraph 64(d) of this Schedule) and not taking into account Commitments in respect of which a cancellation notice has been issued;

(b)
following a breach of Clause 17.2 (Financial ratios), subject to the expiry of the cure period in accordance with Clause 17.4 (Cure provisions), (i) the Facility Agent shall, if instructed by the Composite Maintenance Covenant Instructing Group, take acceleration action in respect of the Additional Facilities and Commitments held by Lenders in the Composite Maintenance Covenant Instructing Group in accordance with recent Liberty precedent, (ii) there shall be a drawstop in relation to future Advances and (iii) there shall be an Event of Default continuing for the purposes of the operative covenants e.g. paragraph 52(a)(v) above;

(c)	an Event of Default will be triggered if the Composite Maintenance Covenant Instructing Group give a direction to the Facility Agent in accordance with the new acceleration clause at (c) above; and

(d)
amendments and waivers of Clauses 17.2 (Financial ratios) to 17.4 (Cure provisions) and the new acceleration clause at (c) above shall only be made with the consent of UPC Broadband and the Composite Maintenance Covenant Instructing Group and shall not require the consent of any other Finance Party.

SIGNATORIES
Facility Agent and Security Agent
THE BANK OF NOVA SCOTIA as Facility Agent
By:
THE BANK OF NOVA SCOTIA as Security Agent
By:

SIGNATORIES
Additional Facility AL2 Lender
UPCB FINANCE IV LIMITED
By:

SIGNATORIES
UPC BROADBAND HOLDING B.V.
By:
UPC FINANCING PARTNERSHIP
By: